As filed with the Securities and Exchange Commission on April 26, 2005
                                                     Registration No. 333-123696
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------
                               Amendment No. 1 to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                            eLEC COMMUNICATIONS CORP.
                 (Name of Small Business Issuer in Its Charter)

           New York                            4813                      13-2511270
(State or Other Jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)      Classification Code Number)     Identification No.)

                          75 South Broadway, Suite 302
                          White Plains, New York 10601
                                 (914) 682-0214
          (Address and Telephone Number of Principal Executive Offices)

                          75 South Broadway, Suite 302
                          White Plains, New York 10601
(Address of Principal Place of Business or Intended Principal Place of Business)

                      Paul H. Riss, Chief Executive Officer
                            eLEC Communications Corp.
                          75 South Broadway, Suite 302
                          White Plains, New York 10601
                                 (914) 682-0214
            (Name, address and telephone number of agent for service)

                                   -----------
                                   Copies to:
                              Eric M. Hellige, Esq.
                        Pryor Cashman Sherman & Flynn LLP
                                 410 Park Avenue
                          New York, New York 10022-4441
                            Telephone: (212) 421-4100
                            Facsimile: (212) 326-0806

      Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____________________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____________________

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                              --------------------

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

      Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a "derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholders vote, agreement or otherwise.

      Article XII of the Registrant's by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL. Article XII of the Registrant's by-laws further provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

      Section 402(b) of the BCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the BCL; or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the BCL. Article Sixth of the Registrant's Certificate of Incorporation, as amended, provides that no director of the Registrant shall be liable to the Registrant or its shareholders for any breach of duty in such capacity except as provided in Section 402(b) of the BCL.

      Any amendment to or repeal of the Registrant's Certificate of Incorporation or by-laws shall not adversely affect any right or protection of a director or officer of the Registrant for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.


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

      The Registrant maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Registrant against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Registrant against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

      The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:

                 Description                                              Amount
                                                                          ------
      Securities and Exchange Commission registration fee ...........    $   276
      Accounting fees and expenses ..................................      3,500
      Legal fees and expenses .......................................     25,000
      Miscellaneous fees and expenses ...............................      1,224
                                                                         -------
                Total ...............................................    $30,000
                                                                         =======

Item 26. Recent Sales of Unregistered Securities

      In February 2005, we issued a secured convertible term note (the "Convertible Term Note") in the principal amount of $2,000,000 to Laurus Master Fund, Ltd. ("Laurus"). The Convertible Term Note is convertible into shares of our common stock at a fixed conversion price of $0.63 per share of common stock. We also issued Laurus a warrant (the "Laurus Warrants") to purchase up to 793,650 shares of our common stock, at an exercise price of (i) $0.72 per share for the first 264,550 shares acquired; (ii) $0.79 per share for the next 264,550 shares acquired and (iii) $0.95 per share for the remaining shares acquired. The Laurus Warrants expire on February 8, 2012. The Convertible Term Note and the warrant were issued in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Laurus represented to us that it was an "accredited investor," as defined in the Securities Act.

      In February 2005, we paid to Source Capital Group, Inc. ("Source Capital"), in consideration of the introduction made by Source Capital of Laurus to the Company, a finder's fee in the amount of $160,000 and issued to or at the direction of Source Capital common stock purchase warrants (the "Source Warrants") to purchase up to an aggregate of 253,968 shares of common stock at an exercise price of $0.63 per share. The Source Warrants expire on February 8, 2009. The Source Warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering and satisfied the conditions of Rule 506 of the Securities Act, and Source Capital represented to us that it is an "accredited investor," as defined in the Securities Act.

      In December 2004, we sold 160,000 shares of our stock in conjunction with the sale of a promissory note in the principal amount of $328,767.12 to an unaffiliated third party for an aggregate purchase price of $300,000. Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that such issuances did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuances and the unaffiliated third party represented to us that he was an "accredited investor" as defined in Regulation D under the Securities Act.

      In August 2003 and October 2003, we issued an aggregate of 450,000 and 180,000 shares of our common stock, respectively, to three investors in conjunction with certain financing agreements as interest expense. Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that such issuances did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuances and the recipients were "accredited investors" as defined in Regulation D under the Securities Act of 1933, as amended.

Item 27. Exhibits

(3)   Articles of Incorporation and By-laws

      (a) Certificate of Incorporation, as amended, incorporated by reference to our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 27, 1969 under Registration Number 2-34436.

      (b) Certificate of Amendment of the Certificate of Incorporation, incorporated by reference to our definitive proxy statement filed with the Securities and Exchange Commission in connection with our Annual Meeting of Shareholders held in May 1984.

      (c) Certificate of Amendment to the Certificate of Incorporation, incorporated by reference to Exhibit 3(b) to our Annual Report on Form 10-K for the year ended November 30, 1988.

      (d) Certificate of Amendment to the Certificate of Incorporation, incorporated by reference to Exhibit 3(e) to our Annual Report on Form 10-K for the year ended November 30, 1994, as amended.

      (e) Certificate of Amendment of the Certificate of Incorporation, incorporated by reference to Exhibit 3 to our Quarterly Report on Form 10-Q for the quarter ended August 30, 1995.

      (f) Certificate of Amendment of the Certificate of Incorporation, incorporated by reference to Exhibit 3(f) to our Annual Report on Form 10-K for the year ended November 30, 1998.

      (g) Certificate of Amendment of the Certificate of Incorporation, incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended August 31, 1998.

      (h) Certificate of Amendment of the Certificate of Incorporation, incorporated by reference to Exhibit 3(1) to our Current Report on Form 8-K dated November 16, 1999.

      (i) By-laws, amended and restated as of December 1996, incorporated by reference to Exhibit 3(e) to our Annual Report on Form 10-K for the year ended November 30, 1996.

(5)   Opinion re: Legality

      (a)   Opinion of Pryor Cashman Sherman & Flynn LLP*

(10)  Material Contracts

      (a) 1995 Stock Option Plan, incorporated by reference to Exhibit 10(I) to our Annual Report on Form 10-K for the year ended November 30, 1995, as amended.

      (b) 1996 Restricted Stock Award Plan, incorporated by reference to Exhibit A to our Proxy Statement dated October 24, 1996.

      (c) Non-Employee Director Stock Option Plan, dated March 30, 2001, incorporated by reference to Exhibit 10(c) to our Annual Report on Form 10-KSB for the year ended November 30, 2003.

      (d) Lease Agreement between South Broadway WP, LLC, Landlord, and New Rochelle Telephone Corp., Tenant, dated August 2003, incorporated by reference to Exhibit 10(d) to our Annual Report on Form 10-KSB for the year ended November 30, 2003.


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

      (e) Office Lease between Lexin Celebration, LLC, as Landlord, and Vox Communications Corp., as Tenant, dated January 25, 2005, incorporated by reference to Exhibit 10(e) to our Annual Report on Form 10-KSB for the year ended November 30, 2004.

      (f) Securities Purchase Agreement, dated as of February 8, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated February 8, 2005.

      (g) Secured Convertible Term Note, dated as of February 8, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated February 8, 2005.

      (h) Master Security Agreement, dated as of February 8, 2005, among us, New Rochelle Telephone Corp., Telecarrier Services, Inc., Vox Communications Corp., Line One, Inc., AVI Holding Corp. and TelcoSoftware.com Corp. in favor of Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated February 8, 2005.

      (i) Stock Pledge Agreement, dated as of February 8, 2005, executed by eLEC Communications Corp. in favor of Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated February 8, 2005.

      (j) Subsidiary Guaranty, dated as of February 8, 2005, executed by New Rochelle Telephone Corp., Telecarrier Services, Inc., Vox Communications Corp., Line One, Inc., AVI Holding Corp. and TelcoSoftware.com Corp., incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K dated February 8, 2005.

      (k) Registration Rights Agreement, dated as of February 8, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K dated February 8, 2005.

      (l) Common Stock Purchase Warrant, dated as of February 8, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K dated February 8, 2005.

      (m) Form of Common Stock Purchase Warrant, dated as of February 8, 2005, issued by eLEC Communications Corp. to or on the order of Source Capital Group, Inc., incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K dated February 8, 2005.

(22)  Subsidiaries - The significant wholly-owned subsidiaries are as follows:

      Name                                     Jurisdiction of Organization
      ----                                     ----------------------------

      New Rochelle Telephone Corp.                    New York
      Telecarrier Services, Inc.                      Delaware
      VoX Communications Corp                         Delaware

(23)  Consent of Experts and Counsel

      (a)   Consent of Nussbaum, Yates & Wolpow, P.C.(1)

      (b) Consent of Pryor Cashman Sherman & Flynn LLP (included in their opinion filed as Exhibit 5(a))

(24)  Powers of Attorney

      (a) Powers of Attorney of certain officers and directors of the Company (included on the signature page of this Registration Statement as originally filed).

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*   Previously filed.

Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Company hereby undertakes that:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) Include any additional or changed information on the plan of distribution.

      (2) For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


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

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in White Plains, New York on April 25, 2005.

                                                eLEC COMMUNICATIONS CORP.


                                                By: /s/Paul H. Riss
                                                    ----------------------------
                                                    Paul H. Riss
                                                    Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement was signed by the following persons in the capacities and on the dates stated.

         Signature                                 Title                             Date

/s/ Paul H. Riss                  Chairman of the Board, Chief Executive         April 25, 2005
------------------------------     Officer and Chief Financial Officer
Paul H. Riss                       (principal financial officer, principal
                                   accounting officer and principal executive
                                   officer)


*                                 Director                                       April 25, 2005
------------------------------
Michael H. Khalilian


*                                 Director                                       April 25, 2005
------------------------------
Greg M. Cooper


*                                 Director                                       April 25, 2005
------------------------------
Gayle Greer
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*By: /s/ Paul H. Riss
     -------------------------
     Paul H. Riss
     Attorney-in-fact